Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-161187 on Form S-8 and Registration Statement No. 333-186822 on Form S-3 of our report dated March 14, 2016 relating to the consolidated financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries, and the effectiveness of Renewable Energy Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Des Moines, Iowa
March 14, 2016